Exhibit 99.1

2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: 352-377-1140 FAX: 352-378-2617	Investor Relations Contact: Hawk Associates, Inc. Julie Marshall and Frank Hawkins Phone: 305-451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com

Exactech 2007 Revenue Up 21% to $124.2M;

Net Income $8.5M or $0.72 EPS

Q4 FY’07 Revenue $33.1M, Net Income $2.7M or $0.23 EPS

Gainesville, Fla., February 28, 2008 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for fiscal year 2007 increased 21% to $124.2 million from $102.4 million in 2006. Net income for the year increased 9% to $8.5 million or $0.72 diluted earnings per share for the year, compared with net income of $7.8 million or $0.67 diluted earnings per share during 2006. Excluding an impairment charge after taxes of $977,000, related to diamond technology previously announced, net income for 2007 was $9.5 million, an increase of 22%, and diluted earnings per share was $0.80 for 2007 compared to $0.67 in 2006.

Exactech Chairman and CEO Bill Petty said, “As we announced last month, we were pleased with our results for the fourth quarter and year ended December 31, 2007. The continuing expansion of our worldwide market presence has resulted in six consecutive quarters of increasing sequential revenue growth. The strong growth in U.S. sales during the fourth quarter was our best domestic revenue growth in four years. Our international business continued to perform well as we saw solid growth in our European and Latin American markets that matched the pace of our U.S. sales growth.”

For the fourth quarter ended December 31, 2007, revenue increased 26% to $33.1 million compared with $26.2 million in the fourth quarter of 2006. Net income for the fourth quarter increased 20% to $2.7 million or $0.23 per diluted share versus net income of $2.3 million or $0.19 per diluted share a year earlier.

Petty said, “Total knee sales in 2007 increased 18% to $63.4 million, while hip sales rose 26% to $22.6 million. Revenues from our biologics division were up 21% for the year to $16.2 million and upper extremity sales experienced a 95% increase to $9.5 million. International sales for the year rose 24% to $27.7 million from $22.3 million in 2006. International sales represented 22% of total sales in 2007, the same as 2006.

“For the quarter, we had improvement in all major segments. Knee sales increased 24% to $16.5 million. Hip sales were up 15% to $5.7 million. Upper extremity sales grew 132% to $3.2 million and biologics increased 25% to $4.6 million. The fourth quarter was strong for international sales, which were up 26% to $7.1 million from $5.7 million in the same quarter of 2006, and for domestic sales which were also up 26% for the fourth quarter of 2007 over the fourth quarter of 2006.

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“Looking forward to 2008, we believe our improved market penetration in all of our core joint replacement product lines will continue to fuel our growth. Our flagship Optetrak® knee system is expected to continue to gain market share due to the enhancements to the line afforded by the Rotating Bearing Knee system in Europe, hi-flex options, our Ligament Balancing System™ and Low Profile Instrumentation™. With the addition of a ceramic-on-ceramic bearing surface to our Novation® hip system, we anticipate sales for our hip business unit will make steady gains. We have been happy with the response from shoulder surgeons since we introduced our Equinoxe® reverse shoulder system, as reflected in the particularly strong growth of our upper extremity product line.

“We expect Exactech’s Biologics division to continue the strong growth resulting from the expansion of the Optecure™ brand. Upcoming launches of extensions to that line include the addition of cortical cancellous bone chips and a version of Optecure with unique handling properties. Last year’s introduction of our Accelerate™ platelet concentrating system exceeded our expectations and, based on the interest shown by surgeons for its use in their wound care and recovery protocols, we expect robust growth in this line in 2008.The addition of Altiva as an active operating unit is an exciting expansion of our business into the fast growing spine segment.

“Finally, our previously announced opening of direct distribution operations in France and Japan should give our international operations a substantial boost in the years ahead. The ability to control our own destiny in these important markets will play a valuable role in our growth going forward,” Petty said.

Chief Financial Officer Jody Phillips said, “We made significant financial improvements during 2007 by reducing our total debt by $12.7 million, while at the same time we invested $12.3 million in surgical instrumentation and expansion of our facilities and internal manufacturing capabilities. Our gross margins in 2007 were relatively steady at 65% as compared to 64% in the prior year. As a percent of sales, total operating expenses for the year were 53% in 2007 compared to 51% in 2006, due to our increased focus on marketing our products and development of new projects and technologies. Sales and marketing expenses increased 29% and research and development expenses increased 30% in 2007. General and administrative expenses were up 10%, but decreased to 9% as a percentage of sales compared with 10% of sales in 2006.

Looking forward, the company confirmed its target for diluted earnings per share in the first quarter ending March 31, 2008 is in the range of $0.18 to $0.20 based on anticipated revenues of $36 million to $38 million. The company updated its forecast for 2008 revenue to a range of $155 million to $167 million and diluted EPS of $0.88 to $0.94 assuming the previously announced France Medica acquisition closes during the second quarter as expected. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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The company has scheduled a conference call for Friday, February 29 at 11:00 a.m. Eastern Time. The call will cover the company’s 2007 results. Petty will open the conference call and a question-and-answer session will follow.

To participate, dial 800-762-8779 any time after 10:50 a.m. Eastern on February 29. International and local callers should dial 480-248-5081. A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00004A51.

A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00004A51.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,038	$2,006
Trade receivables, net of allowances of $572 and $458	23,106	17,524
Prepaid expenses and other assets, net	1,212	1,544
Inventories	44,201	38,742
Deferred tax assets	306	1,228

Total current assets	70,863	60,087
PROPERTY AND EQUIPMENT
Land	1,140	1,015
Machinery and equipment	17,364	14,851
Surgical instruments	29,165	26,189
Furniture and fixtures	2,366	2,078
Facilities	12,312	10,481
Facilities expansion in progress	609	—

Total property and equipment	62,956	54,614
Accumulated depreciation	(26,649)	(22,386)

Net property and equipment	36,307	32,228
OTHER ASSETS:
Notes receivable—related party	4,394	2,904
Deferred financing costs and deposits, net	1,041	694
Non-current inventory	—	11,679
Other investments	(37)	398
Product licenses and designs, net	1,355	994
Patents and trademarks, net	2,184	3,938
Goodwill	352	352

Total other assets	9,289	20,959

TOTAL ASSETS	$116,459	$113,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,423	$5,621
Income taxes payable	103	113
Accrued expenses and other current liabilities	5,995	4,573
Current portion of long-term debt	1,646	1,633

Total current liabilities	17,167	11,940

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,505	2,620
Line of credit	—	11,116
Long-term debt, net of current portion	9,025	10,668
Other long-term liabilities	124	7

Total long-term liabilities	11,654	24,411

Total liabilities	28,821	36,351
SHAREHOLDERS’ EQUITY:
Common stock	116	115
Additional paid-in capital	27,388	25,105
Accumulated other comprehensive income	(57)	(5)
Retained earnings	60,191	51,708

Total shareholders’ equity	87,638	76,923

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$116,459	$113,274

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period Ended December 31,		Twelve Month Period Ended December 31,
	2007	2006	2007	2006
NET SALES	$33,069	$26,155	$124,209	$102,430

COST OF GOODS SOLD	11,081	9,114	43,758	36,571

Gross profit	21,988	17,041	80,451	65,859

OPERATING EXPENSES:
Sales and marketing	10,458	7,870	38,699	30,012
General and administrative	2,673	2,691	10,984	9,955
Research and development	2,379	1,614	8,126	6,241
Impairment loss	—	—	1,519	—
Depreciation and amortization	1,665	1,508	6,156	5,718

Total operating expenses	17,175	13,683	65,484	51,926

INCOME FROM OPERATIONS	4,813	3,351	14,967	13,933

OTHER INCOME (EXPENSE):
Interest income	119	69	371	238
Interest expense	(224)	(450)	(1,321)	(2,179)
Other expense	(72)	—	(72)	—
Foreign currency exchange (loss) gain	(100)	(20)	(152)	(114)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,536	2,950	13,793	11,878

PROVISION FOR INCOME TAXES	1,672	695	4,859	3,954

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(159)	(5)	(451)	(172)

NET INCOME	$2,705	$2,250	$8,483	$7,752

BASIC EARNINGS PER SHARE	$0.23	$0.20	$0.73	$0.68

DILUTED EARNINGS PER SHARE	$0.23	$0.19	$0.72	$0.67

SHARES - BASIC	11,549	11,350	11,568	11,441

SHARES - DILUTED	11,841	11,549	11,829	11,651

Net Income	$2,705	$2,250	$8,483	$7,752
Adjustments for impairment charges
Impairment loss, pre-tax	—	—	1,519	—
Income tax benefit	—	—	542	—

	—	—	977	—

Adjusted net income—excluding impairment charge	$2,705	$2,250	$9,460	$7,752

Diluted earnings per share	$0.23	$0.19	$0.72	$0.67
Adjustment of impairment charge, net	—	—	0.08	—

Adjusted diluted earnings per share	$0.23	$0.19	$0.80	$0.67

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EXACTECH INC.